The ASIA TIGERS FUND, INC.

Results of Annual Meeting of Stockholders (unaudited)
ANNUAL MEETING

The Fund held its Annual Meeting of Stockholders on February 28, 2005. At the meeting, stockholders elected the nominee proposed for election to the Fund's Board of Directors. The following table provides information concerning the matters voted on at the meeting:

I      ELECTION OF DIRECTORS
                                                       TOTAL VOTING
                               VOTES      NON-VOTING   AND NON-VOTING
NOMINEE           VOTES FOR    WITHHELD   SHARES       SHARES
Leslie H. Gelb    4,766,303    99,405       0          4,865,708
Luis F. Rubio     4,766,583    98,125       0          4,865,708

At October 31, 2005, in addition to Leslie H. Gelb and Luis F. Rubio, the other directors of the Fund were as follows:

             Lawrence K. Becker
             Bryan McKigney
             Jesweld W. Salacuse

A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities is available without charge upon request by calling the Fund's toll free number at 1-800-421-4777 and at the Securities and Exchange Commission website at http://ww.sec.gov.

Information regarding how the Fund voted proxies relating to portfolio securities during the most recent twelve month period ended June 30, 2005 is available, without charge, upon request, by calling the Fund's toll free number at 1-
800-421-4777 and at the Securities and Exchange Commission website at http://ww.sec.gov.

The Fund's CEO has submitted to the NYSE the required annual certification and the Fund also has included the certifications of the Fund's CEO and CFO required by section 302 of the Sarbanes-Oxley Act in the Fund's Form N-
CSR filed with the SEC, for the period of this report.